As filed with the Securities and Exchange Commission on June 15, 2004

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 10/A

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

BH/RE, L.L.C.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	84-1622334
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

885 Third Avenue 34th Floor New York, New York (Address of Principal Executive Offices)	10022 (Zip Code)

Registrant’s telephone number, including area code: (212) 371-2211

Securities to be registered pursuant to Section 12(b) of the Act:

NONE

Securities to be registered pursuant to Section 12(g) of the Act:

VOTING MEMBERSHIP INTERESTS

(Title of class)

     The Registrant is amending its Form 10 Registration Statement, filed with the Securities and Exchange Commission on April 16, 2004, File No. 0-50689, in order to file Exhibit 10.2 and to file a revised version of Exhibit 10.3. The revised version of Exhibit 10.3 has been amended to address comments received from the staff of the Securities and Exchange Commission in response to BH/RE’s request for confidential treatment of certain information included therein.

Item 15.	Financial Statements and Exhibits.

      (a) The following audited financial statements can be found beginning on page F-1 of this registration statement and are filed herewith as part of “Item 13 — Financial Statements and Supplementary Data:”

BH/RE Audited Financial Statements:

      Report of Ernst & Young LLP, Independent Auditors

      Consolidated Balance Sheet as of December 31, 2003

Consolidated Statement of Operations for the Period from March 31, 2003 (Date of Formation) through December 31, 2003

Consolidated Statement of Members’ (Deficit) for the Period from March 31, 2003 (Date of Formation) through December 31, 2003

Consolidated Statement of Cash Flows for the Period from March 31, 2003 (Date of Formation) through December 31, 2003

      Notes to Consolidated Financial Statements

Aladdin Gaming Audited Financial Statements:

      Report of Ernst & Young LLP, Independent Auditors

      Consolidated Balance Sheets as of December 31, 2003 and 2002

      Consolidated Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001

Consolidated Statements of Member’s Equity/(Deficit) for the Years Ended December 31, 2003, 2002 and 2001

      Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001

      Notes to Consolidated Financial Statements

BH/RE Unaudited Pro Forma Condensed Consolidated Financial Statements:

      The following unaudited pro forma condensed consolidated financial statements of BH/RE can be found beginning on page PF-1 of this registration statement and are filed herewith as part of “Item 13 — Financial Statements and Supplementary Data:”

      Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2003

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003

      Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      (b) The following exhibits are filed as part of this registration statement:

Exhibit
Number	Description

2.1	Purchase and Sale Agreement, dated April 23, 2003, by and between OpBiz, L.L.C. and Aladdin Gaming, LLC*
3.1	Articles of Organization of BH/RE, L.L.C., as amended*
3.2	Amended and Restated Operating Agreement of BH/RE, L.L.C., dated as of March 26, 2004*
10.1	Form of Amended and Restated Loan and Facilities Agreement, by and among OpBiz, L.L.C., the lenders party thereto and BNY Asset Solutions LLC*
10.2	Planet Hollywood Hotel & Casino Licensing Agreement, dated May 3, 2003, by and among Planet Hollywood International, Inc., Planet Hollywood (Region IV), Inc., Planet Hollywood Memorabilia, Inc. and OpBiz, L.L.C.**
10.3	Management Contract, dated April 23, 2003, by and between Sheraton Operating Corporation and OpBiz, L.L.C.**†
10.4	Employment Agreement, dated April 11, 2003 by and among OpBiz, L.L.C., Michael Mecca, Robert Earl and Doug Teitelbaum*
10.5	Amended and Restated Operating Agreement of EquityCo, L.L.C., dated April 22, 2003*
21.1	List of subsidiaries of BH/RE, L.L.C.*
99.1	Order Granting Motion to Approve Settlement Agreement with Aladdin Bazaar, LLC, filed August 6, 2003*
99.2	Construction, Operation and Reciprocal Easement Agreement, dated February 26, 1998, by and among Aladdin Gaming, LLC, Aladdin Bazaar, LLC and Aladdin Music Holdings, LLC; Amendment and Ratification of Construction, Operation and Reciprocal Easement Agreement, dated November 20, 2000, by and between Aladdin Gaming, LLC and Aladdin Bazaar, LLC; Memorandum of Amendment and Ratification of REA, dated November 20, 2000, by and between Aladdin Gaming, LLC and Aladdin Bazaar, LLC; Second Amendment of Construction, Operation and Reciprocal Easement Agreement, effective March 31, 2003, by and between Aladdin Gaming, LLC and Aladdin Bazaar, LLC*
99.3	Findings of Fact and Conclusions of Law Re: Aladdin Bazaar, LLC’s Motion for Payment of Administrative Expense, or in the Alternative, for an Order Setting a Deadline for Debtor to Assume or Reject Common Area Parking Agreement, filed October 8, 2002*
99.4	Common Parking Area Use Agreement, dated February 26, 1998, by and between Aladdin Gaming, LLC and Aladdin Bazaar, LLC*
99.5	Traffic Control Improvements Cost Participation Agreement Commercial Development, dated June 7, 2000, by and between Aladdin Gaming, LLC and Clark County, Nevada*
99.6	Settlement Agreement and Releases, dated November 6, 2002, by and among Aladdin Gaming, LLC, Northwind Aladdin, LLC, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company, John Hancock Reassurance Company, Ltd., State Street Bank and Trust Company and Aladdin Bazaar, LLC; First Amendment to Settlement Agreement and Releases, dated December 23, 2002, by and among Aladdin Gaming, LLC, Northwind Aladdin, LLC, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company, John Hancock Reassurance Company, Ltd., State Street Bank and Trust Company and Aladdin Bazaar, LLC*
99.7	Order Granting Motion to (i) Approve Settlement Agreement and Releases Respecting Central Utility Plant Litigation and (ii) Assume Certain Agreements Respecting the Central Utility Plant, filed December 10, 2002*
99.8	Energy Service Agreement, dated September 24, 1998, between Aladdin Gaming, LLC and Northwind Aladdin, LLC; Amendment and Agreement, dated September 25, 1998, between Northwind Aladdin, LLC and Aladdin Gaming, LLC; Second Amendment and Agreement, dated May 28, 1999, between Northwind Aladdin, LLC and Aladdin Gaming, LLC; Third Amendment and Agreement, dated May 28, 1999, between Northwind Aladdin, LLC and Aladdin Gaming, LLC*

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Exhibit
Number	Description

99.9	Energy Services Coordination Agreement, dated May 28, 1999, by and among Aladdin Gaming, LLC and Aladdin Bazaar, LLC*
99.10	Subordination, Non-Disturbance and Attornment Agreement and Consent, dated as of June 7, 1999, by and among The Bank of Nova Scotia, Northwind Aladdin, LLC, Aladdin Gaming, LLC, State Street Bank and Trust Company, Aladdin Music, LLC and Aladdin Music Holdings, LLC*
99.11	Lease, dated December 3, 1997, by and between Aladdin Gaming, LLC and Northwind Aladdin, LLC*

*	Filed previously

**	Filed herewith

†	Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission accompanied by a confidential treatment request pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BH/RE, L.L.C.

By:	/s/ ROBERT EARL

Robert Earl
Manager

By:	/s/ DOUGLAS P. TEITELBAUM

Douglas P. Teitelbaum
Manager

Date: June 15, 2004

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